Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE

Beth Frost-Johnson, Sr. VP of Marketing
Merge Healthcare
414.977.4254
bfrost@merge.com

Michael D. Dunham, Chairman of the Board
Merge Healthcare
414.977.4000

Merge Healthcare Announces Adoption of Shareholder Rights and Stock Buyback Plans

Milwaukee, WI, September 6, 2006 - Merge Technologies Incorporated, d.b.a. Merge Healthcare (NASDAQ: MRGE; TSX: MRG), today announced that its Board of Directors has adopted Shareholder Rights and Stock Buyback plans.

Shareholder Rights Plan:

The objective of the Shareholder Rights Plan is to enable all Merge Technologies shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company. The Shareholder Rights Plan includes the declaration of a dividend of one preferred share purchase right on each outstanding share of the Company’s common stock and the distribution of one right with respect to each outstanding exchangeable share of the Company’s subsidiary, Merge Cedara ExchangeCo Limited. The issuance of the rights under the plan will be made on October 2, 2006, to shareholders of record at the close of business on September 25, 2006. The adoption of the plan is intended as a means to discourage discriminatory, coercive or unfair take-over bids and provides the Board of Directors time to pursue alternatives to maximize shareholder value in the event of an unsolicited take-over bid. The rights are not being issued in response to any specific threat, and the Company’s Board is not aware of any such threat. The rights will expire on October 2, 2016, subject to extension.

Certain terms of the Shareholder Rights Plan are as follows:

•                    The rights will become exercisable if a third party, person or group (subject to certain exceptions) acquires 15% or more of the Company’s common shares outstanding or announces a tender offer, consummation of which would result in ownership by a person or group of 15% of the common shares. Upon such a triggering event, each right will initially entitle Merge shareholders to purchase one one-hundredth of one share of Merge’s Series B Preferred Stock. If any person becomes a 15% or more holder of common shares of the Company, each right will entitle the other holders to purchase, common shares of the Company or of the acquirer, at half price. The rights are also redeemable by Merge for $0.001 per right.

•                    The Shareholder Rights Plan contains a so-called TIDE provision which requires independent directors to review the plan every three years to determine whether it continues to be in shareholders’ best interests.

The Company also adopted new by-laws, which will be included as an exhibit to a Form 8-K to be filed today.

Share Buyback Program:

The Board of Directors today also approved a Share Buyback Program for up to $20 million of the Company’s common stock over a two year period. The timing and amount of any repurchases will be determined by the Company, based upon an evaluation of market conditions, applicable securities laws, compliance with loan covenants, and other factors.

“Management believes that the potential long-term value of the Company under new leadership is not currently reflected in the share price. As a result, the Board of Directors enacted measures which will help to more fully realize the potential of the Company’s strategy. The shareholder rights plan was instituted to protect the long-term value of our shareholders’ investments by effectively requiring potential takeover bidders to deal directly with our Board. We worked closely with our advisors to make sure that both plans will be effective, yet at the same time respect shareholders rights,” stated Chairman Michael Dunham.

The Company will conduct a conference call on Wednesday, September 6, 2006, at 1:00 PM Eastern Daylight Time, to provide a financial and operational update. Investors will have the opportunity to listen to the conference call live via phone or via the Internet.

To access the live call in the US and Canada, call 1.800.639.2197, or International, call 1.706.634.2159. Reference Conference ID #: 4978912. To access the call via the Internet, live or after the event, go to: http://audioevent.mshow.com/307121/.

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Merge Healthcare is a market leader in the development and delivery of medical imaging and information management software and services. Our innovative software solutions use leading-edge imaging software technologies that accelerate market delivery for our OEM customers, while our end-user solutions improve our customers’ productivity and enhance the quality of patient care they provide. For additional information, visit our website at www.merge.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, the forward-looking statements based on a number of factors, including, but not limited to, the uncertainty created by, the adverse impact on relationships with customers, potential customers, suppliers and investors potentially resulting from, and other risks associated with, the changes in the Company’s senior management; costs, risks and effects of the investigation by the Audit Committee of the Board of Directors; the impact of the restatement of financial statements of the Company and other actions that may be taken or required as a result of such restatement; risks associated with the Company’s possible delisting from the Nasdaq Global Market; costs, risks and effects of legal proceedings and investigations, including the informal, non-public inquiry being conducted by the Securities and Exchange Commission and class action, derivative, and other lawsuits; risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, ability to integrate acquisitions, changing economic conditions, credit and payment risks associated with end-user sales, dependence on major customers, dependence on key personnel, and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances, or for any other reason.